Exhibit 99.1

FS Bancorp, Inc. Reports $36.1 Million of Net Income or $4.56 Per Diluted Share for 2023 and a 4% Increase in its Quarterly Dividend to $0.26 Per Share

MOUNTLAKE TERRACE, WA – January 24, 2024 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”), today reported 2023 net income of $36.1 million, or $4.56 per diluted share, compared to $29.6 million, or $3.70 per diluted share for 2022. Fourth quarter net income was $9.8 million, or $1.23 per diluted share, compared to $7.6 million, or $0.97 per diluted share, for the comparable quarter one year ago.

“Utilizing the Bank's highly diversified balance sheet, our team achieved our goal of producing strong financial results in varying rate and economic environments,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors increased and approved our forty-fourth consecutive quarterly cash dividend.  The quarterly dividend will be paid on February 22, 2024, to shareholders of record as of February 8, 2024,” concluded Adams.

“The integration of the seven retail branches acquired from Columbia State Bank in the first quarter of 2023, provided a framework for our balanced, focused growth throughout 2023,” noted Matthew Mullet, CFO.

2023 Fourth Quarter and Year End Highlights

●	Net income was $9.8 million for the fourth quarter of 2023, compared to $9.0 million in the previous quarter, and $7.6 million for the comparable quarter one year ago;

●	Our Board of Directors approved a $0.01 increase in the quarterly dividend to $0.26 per share, or $1.04 annually;

●

A closed branch in Centralia, Washington recorded as an other real estate owned (“OREO”) property in the fourth quarter of 2022 was sold in the fourth quarter of 2023 with a resulting gain of $148,000;

●

As of the fourth quarter of 2023, the Company has been negotiating to sell a portion of its mortgage servicing rights (“MSRs”).  The MSRs related to mortgages with Fannie Mae and Freddie Mac serviced loans with an aggregate principal balance of approximately $1.30 billion of its $2.83 billion total servicing portfolio.  In addition, the Company transferred $8.1 million of residential mortgage loan servicing rights to held for sale. The sale is projected to close in the first quarter of 2024;

●

Total deposits increased $67.9 million, or 2.8%, to $2.52 billion at December 31, 2023, compared to $2.45 billion at September 30, 2023, and increased $394.6 million, or 18.5%, from $2.13 billion at December 31, 2022, with noninterest-bearing deposit totals of $670.8 million at December 31, 2023, $670.2 million at September 30, 2023, and $554.2 million at December 31, 2022;

●

Loans receivable, net increased $25.9 million, or 1.1%, to $2.40 billion at December 31, 2023, compared to $2.38 billion at September 30, 2023, and increased $210.6 million, or 9.6% from $2.19 billion at December 31, 2022;

FS Bancorp Q4 Earnings
January 24, 2024

●

Consumer loans, of which 88.1% are home improvement loans, increased $6.7 million, or 1.0%, to $646.8 million at December 31, 2023, compared to $640.1 million in the previous quarter and increased $77.2 million, or 13.6% from $569.6 million in the comparable quarter one year ago. During the three months ended December 31, 2023, originations in the consumer portfolio included 77.3% of home improvement loans originated with a Fair Isaac and Company, Incorporated (“FICO”) score above 720 and 91.5% of home improvement loans with a UCC-2 security filing;

●

Segment reporting reflected net income of $10.0 million for the Commercial and Consumer Banking segment and a net loss of $254,000 for the Home Lending segment in the fourth quarter of 2023, compared to net income of $8.3 million and net loss of $684,000 in the fourth quarter of 2022, respectively;

●

The ratio of available unencumbered cash and secured borrowing capacity at the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank to uninsured deposits was 224% at December 31, 2023, compared to 216% in the prior quarter. The average deposit size per FDIC-insured account at the Bank was $33,000 at both December 31, 2023 and September 30, 2023;

●

Regulatory capital ratios at the Bank were 13.4% for total risk-based capital and 10.4% for Tier 1 leverage capital at December 31, 2023, compared to 13.1% for total risk-based capital and 10.3% for Tier 1 leverage capital at September 30, 2023;

●	The return on average assets increased nine basis points to 1.27% for the year ended December 31, 2023 compared to 1.18% for the year ended December 31, 2022; and

●	The allowance for credit losses on loans (“ACLL”) to gross loans receivable increased to 1.30% at December 31, 2023, compared to 1.27% at September 30, 2023, and 1.26% at December 31, 2022.

Segment Reporting

The Company reports two segments: Commercial and Consumer Banking and Home Lending. The Commercial and Consumer Banking segment provides diversified financial products and services to our commercial and consumer customers. These products and services include deposit products; residential, consumer, business and commercial real estate lending portfolios and cash management services. This segment is also responsible for the management of the investment portfolio and other assets of the Bank. The Home Lending segment originates one-to-four-family residential mortgage loans primarily for sale in the secondary markets as well as loans held for investment.

The tables below provide a summary of segment reporting at or for the three months and years ended December 31, 2023 and 2022 (dollars in thousands):

	At or For the Three Months Ended December 31, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$28,405	$2,050	$30,455
Provision for credit losses	(939)	(463)	(1,402)
Noninterest income (2)	2,602	2,854	5,456
Noninterest expense (3)	(17,668)	(4,765)	(22,433)
Income (loss) before (provision) benefit for income taxes	12,400	(324)	12,076
(Provision) benefit for income taxes	(2,374)	70	(2,304)
Net income (loss)	$10,026	$(254)	$9,772
Total average assets for period ended	$2,395,363	$548,002	$2,943,365
Full-time employees ("FTEs")	447	123	570

FS Bancorp Q4 Earnings
January 24, 2024

	At or For the Three Months Ended December 31, 2022
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$26,375	$2,927	$29,302
Provision for credit losses	(1,337)	(248)	(1,585)
Noninterest income (2)	2,214	1,482	3,696
Noninterest expense (3)	(16,845)	(5,004)	(21,849)
Income (loss) before (provision) benefit for income taxes	10,407	(843)	9,564
(Provision) benefit for income taxes	(2,101)	159	(1,942)
Net income (loss)	$8,306	$(684)	$7,622
Total average assets for period ended	$2,154,427	$457,315	$2,611,742
FTEs	405	132	537

	At or For the Year Ended December 31, 2023
	Commercial
	and Consumer
Condensed income statement:	Banking	Home Lending	Total
Net interest income (1)	$111,737	$11,566	$123,303
Provision for credit losses	(3,494)	(1,280)	(4,774)
Noninterest income (2)	10,368	10,122	20,490
Noninterest expense (3)	(73,767)	(19,980)	(93,747)
Income before provision for income taxes	44,844	428	45,272
Provision for income taxes	(9,132)	(87)	(9,219)
Net income	$35,712	$341	$36,053
Total average assets for period ended	$2,315,806	$527,442	$2,843,248
FTEs	447	123	570

	At or For the Year Ended December 31, 2022
	Commercial
	and Consumer
Condensed income statement:	Banking	Home Lending	Total
Net interest income (1)	$93,358	$10,922	$104,280
Provision for credit losses	(5,064)	(1,153)	(6,217)
Noninterest income (2)	10,158	7,950	18,108
Noninterest expense (3)	(59,723)	(19,460)	(79,183)
Income (loss) before (provision) benefit for income taxes	38,729	(1,741)	36,988
(Provision) benefit for income taxes	(7,684)	345	(7,339)
Net income (loss)	$31,045	$(1,396)	$29,649
Total average assets for period ended	$2,018,263	$417,431	$2,435,694
FTEs	405	132	537

________________________

(1)

Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to the other segment. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of assigned liabilities to fund segment assets.

(2)

Noninterest income includes activity from certain residential mortgage loans that were initially originated for sale and measured at fair value, and subsequently transferred to loans held for investment. Gains and losses from changes in fair value for these loans are reported in earnings as a component of noninterest income. For the three months and year ended December 31, 2023, the Company recorded a net increase in fair value of $733,000 and $447,000, as compared to a net increase in fair value of $181,000 and a net decrease in fair value of $1.7 million for the three months and year ended December 31, 2022 , respectively.  As of December 31, 2023 and 2022, there were $15.1 million and $14.0 million, respectively, in residential mortgage loans recorded at fair value as they were previously transferred from loans held for sale to loans held for investment.

(3)

Noninterest expense includes allocated overhead expense from general corporate activities. Allocation is determined based on a combination of segment assets and FTEs. For the three months and year ended December 31, 2023 and 2022, the Home Lending segment included allocated overhead expenses of $1.4 million and $1.5 million, respectively. For the year ended December 31, 2023 and 2022, the Home Lending segment included allocated overhead expenses of $6.1 million and $6.2 million, respectively.

FS Bancorp Q4 Earnings
January 24, 2024

Asset Summary

Total assets increased $52.6 million, or 1.8%, to $2.97 billion at December 31, 2023, compared to $2.92 billion at September 30, 2023, and increased $339.8 million, or 12.9%, from $2.63 billion at December 31, 2022.  The increase in total assets at December 31, 2023 compared to September 30, 2023 was primarily due to increases in securities available-for-sale (“AFS”) of $41.0 million, loans receivable, net of $25.9 million and loans held for sale (“HFS”) of $7.0 million, partially offset by decreases of $13.9 million in interest-bearing deposits at other financial institutions and $8.2 million in other assets.  The increase in securities AFS was attributable to purchases of variable and shorter duration securities, as well as increases in fair value due to improving market rates.  The increase in loans receivable, net was due to organic loan growth. The decrease in other assets was principally due to declines in the fair value of interest rate swaps.  The increase in total assets at December 31, 2023 compared to December 31, 2022 was primarily due to increases in loans receivable, net of $210.6 million, primarily due to organic loan growth which was primarily funded through deposits received from the purchase of seven retail branches from Columbia State Bank completed on February 24, 2023 (“Branch Acquisition”). The increase in total assets at December 31, 2023 compared to December 31, 2022 also included increase in securities available-for-sale of $63.7 million, total cash and cash equivalents of $24.3 million, certificates of deposit (“CDs”) at other financial institutions of $19.5 million, core deposit intangible (“CDI”), net of $14.0 million, loans HFS of $5.6 million, premises and equipment of $5.5 million, accrued interest receivable of $2.9 million, goodwill of $1.3 million, and other assets of $1.2 million.  These increases were partially offset by a decrease in FHLB stock of $8.5 million.

LOAN PORTFOLIO
(Dollars in thousands)	December 31, 2023		September 30, 2023		December 31, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$366,328	15.1%	$364,673	15.2%	$334,059	15.1%
Construction and development	303,054	12.5	289,873	12.0	342,591	15.4
Home equity	69,488	2.9	67,103	2.8	55,387	2.5
One-to-four-family (excludes HFS)	567,742	23.3	540,670	22.5	469,485	21.2
Multi-family	223,769	9.2	243,661	10.1	219,738	9.9
Total real estate loans	1,530,381	63.0	1,505,980	62.6	1,421,260	64.1

CONSUMER LOANS
Indirect home improvement	569,903	23.4	562,650	23.4	495,941	22.3
Marine	73,310	3.0	73,887	3.1	70,567	3.2
Other consumer	3,540	0.1	3,547	0.1	3,064	0.1
Total consumer loans	646,753	26.5	640,084	26.6	569,572	25.6

COMMERCIAL BUSINESS LOANS
Commercial and industrial	238,301	9.8	236,520	9.8	196,791	8.9
Warehouse lending	17,580	0.7	23,489	1.0	31,229	1.4
Total commercial business loans	255,881	10.5	260,009	10.8	228,020	10.3
Total loans receivable, gross	2,433,015	100.0%	2,406,073	100.0%	2,218,852	100.0%

Allowance for credit losses on loans	(31,534)		(30,501)		(27,992)
Total loans receivable, net	$2,401,481		$2,375,572		$2,190,860

Loans receivable, net increased $25.9 million to $2.40 billion at December 31, 2023, from $2.38 billion at September 30, 2023, and increased $210.6 million from $2.19 billion at December 31, 2022. The increase in total real estate loans at December 31, 2023, compared to the prior quarter reflects increases in one-to-four-family loans (excluding loans HFS) of $27.1 million, construction and development loans of $13.2 million, home equity loans of $2.4 million, commercial real estate loans of $1.7 million and consumer loans of $7.0 million.  These increases were partially offset by a $19.9 million decrease in multi-family loans and a $4.1 million decrease in commercial business loans, primarily as a result of a $5.9 million decrease in warehouse lending.

FS Bancorp Q4 Earnings
January 24, 2024

A breakdown of commercial real estate (“CRE”) loans at the dates indicated were as follows:

(Dollars in thousands)
	December 31, 2023	December 31, 2022
CRE by Type:	Amount	Amount
Agriculture	$3,799	$—
CRE Non-owner occupied:
Office	42,739	44,757
Retail	38,691	35,796
Hospitality/restaurant	28,007	32,367
Self storage	21,381	16,854
Mixed use	19,331	16,646
Industrial	16,978	21,013
Senior housing/assisted living	8,505	8,685
Other (1)	8,365	4,817
Land	3,936	6,683
Education/worship	2,620	2,717
Total CRE non-owner occupied	190,553	190,335
CRE owner occupied:
Industrial	66,048	55,701
Office	41,495	30,437
Retail	22,020	20,622
Hospitality/restaurant	11,065	12,259
Other (2)	8,522	4,354
Car wash	7,767	7,960
Automobile related	7,530	8,086
Education/worship	4,606	1,288
Mixed use	2,923	3,017
Total CRE owner occupied	171,976	143,724
Total	$366,328	$334,059

________________________

(1)

Primarily includes: mobile home park: $2.3 million and $2.4 million, other: $4.4 million and $1.5 million, RV park: $699,000 and $0.0, and automobile related: $608,000 and $0.0 for December 31, 2023 and 2022, respectively.

(2)	Primarily includes: other: $5.5 million and $3.1 million, gas stations: $1.7 million and $0.0, and non-profit: $922,000 and $948,000, for December 31, 2023 and 2022, respectively.

A breakdown of construction loans at the dates indicated were as follows:

(Dollars in thousands)
	December 31, 2023		December 31, 2022
Construction Types:	Amount	Percent	Amount	Percent
Commercial construction - office	$4,699	1.6%	$2,009	0.6%
Commercial construction - self storage	17,445	5.8	20,000	5.8
Commercial construction - car wash	7,742	2.6	3,417	1.0
Multi-family	56,065	18.5	75,254	22.0
Custom construction - single family residential & single family manufactured residential	47,230	15.6	32,465	9.5
Custom construction - land, lot and acquisition and development	6,377	2.1	5,438	1.6
Speculative residential construction - vertical	131,336	43.3	164,368	48.0
Speculative residential construction - land, lot and acquisition and development	32,160	10.6	39,640	11.6
Total	$303,054	100.0%	$342,591	100.0%

FS Bancorp Q4 Earnings
January 24, 2024

Originations of one-to-four-family loans to purchase and to refinance a home for the periods indicated were as follows:

(Dollars in thousands)	For the Three Months Ended
	December 31, 2023		September 30, 2023
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$110,458	90.7%	$139,345	92.1%	$(28,887)	(20.7)%
Refinance	11,290	9.3	12,001	7.9	(711)	(5.9)
Total	$121,748	100.0%	$151,346	100.0%	$(29,598)	(19.6)%

(Dollars in thousands)	For the Three Months Ended December 31,
	2023		2022
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$110,458	90.7%	$115,102	87.8%	$(4,644)	(4.0)%
Refinance	11,290	9.3	16,045	12.2	(4,755)	(29.6)
Total	$121,748	100.0%	$131,147	100.0%	$(9,399)	(7.2)%

(Dollars in thousands)	For the Year Ended December 31,
	2023		2022
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$497,669	91.6%	$664,361	80.2%	$(166,692)	(25.1)%
Refinance	45,925	8.4	164,380	19.8	(118,455)	(72.1)
Total	$543,594	100.0%	$828,741	100.0%	$(285,147)	(34.4)%

The decrease in the origination of loans to purchase and refinance, compared to the comparable period in 2022, reflects the impact of higher market interest rates and low available housing inventory in our market areas.

During the quarter ended December 31, 2023, the Company sold $87.5 million of one-to-four-family loans compared to $117.6 million during the previous quarter and $76.2 million during the same quarter one year ago. Gross margins on home loan sales increased slightly to 3.09% for the quarter ended December 31, 2023, compared to 3.08% in the previous quarter and increased from 2.15% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated are as follows:

(Dollars in thousands)
	December 31, 2023		September 30, 2023
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$654,048	25.9%	$643,670	26.2%	$10,378	1.6%
Interest-bearing checking (1)	244,028	9.7	219,469	8.9	24,559	11.2
Escrow accounts related to mortgages serviced (2)	16,783	0.7	26,488	1.1	(9,705)	(36.6)
Subtotal	914,859	36.3	889,627	36.2	25,232	2.8
Savings	151,630	6.0	157,901	6.4	(6,271)	(4.0)
Money market (3)	359,063	14.2	389,962	15.9	(30,899)	(7.9)
Subtotal	510,693	20.2	547,863	22.3	(37,170)	(6.8)
Certificates of deposit less than $100,000 (4)	587,858	23.3	527,032	21.5	60,826	11.5
Certificates of deposit of $100,000 through $250,000	429,373	17.0	406,545	16.6	22,828	5.6
Certificates of deposit of $250,000 and over	79,540	3.2	83,377	3.4	(3,837)	(4.6)
Subtotal	1,096,771	43.5	1,016,954	41.5	79,817	7.8
Total	$2,522,323	100.0%	$2,454,444	100.0%	$67,879	2.8%

FS Bancorp Q4 Earnings
January 24, 2024

(Dollars in thousands)
	December 31, 2023		December 31, 2022
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$654,048	25.9%	$537,938	25.3%	$116,110	21.6%
Interest-bearing checking (1)	244,028	9.7	135,127	6.3	108,901	80.6
Escrow accounts related to mortgages serviced (2)	16,783	0.7	16,236	0.8	547	3.4
Subtotal	914,859	36.3	689,301	32.4	225,558	32.7
Savings	151,630	6.0	134,358	6.3	17,272	12.9
Money market (3)	359,063	14.2	574,290	27.0	(215,227)	(37.5)
Subtotal	510,693	20.2	708,648	33.3	(197,955)	(27.9)
Certificates of deposit less than $100,000 (4)	587,858	23.3	440,785	20.7	147,073	33.4
Certificates of deposit of $100,000 through $250,000	429,373	17.0	195,447	9.2	233,926	119.7
Certificates of deposit of $250,000 and over	79,540	3.2	93,560	4.4	(14,020)	(15.0)
Subtotal	1,096,771	43.5	729,792	34.3	366,979	50.3
Total	$2,522,323	100.0%	$2,127,741	100.0%	$394,582	18.5%

_______________________

(1)	Includes $70.2 million, $50.1 million, and $2.3 million of brokered deposits at December 31, 2023, September 30, 2023 and December 31, 2022, respectively.
(2)	Noninterest-bearing accounts.
(3)	Includes $1,000, $51,000, and $59.7 million of brokered deposits at December 31, 2023, September 30, 2023 and December 31, 2022, respectively.
(4)	Includes $361.3 million, $323.3 million, and $332.0 million of brokered deposits at December 31, 2023, September 30, 2023 and December 31, 2022, respectively.

At December 31, 2023, CDs, which include retail and nonretail CDs, totaled $1.10 billion, compared to $1.02 billion at September 30, 2023, and $729.8 million at December 31, 2022, with nonretail CDs representing 34.2%, 33.2% and 49.3% of total CDs at such dates, respectively.  At December 31, 2023, nonretail CDs, which include brokered CDs, online CDs, and public funds CDs, increased $37.3 million to $374.5 million, compared to $337.2 million at September 30, 2023, primarily due to an increase of $38.0 million in brokered CDs. Nonretail CDs totaled $374.5 million at December 31, 2023, compared to $359.6 million at December 31, 2022.

At December 31, 2023, the Bank had uninsured deposits of approximately $606.5 million, compared to approximately $591.6 million in September 30, 2023, and approximately $560.0 million at December 31, 2022.  The uninsured amounts are estimated based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

At December 31, 2023, borrowings totaled $93.7 million and were comprised of advances from the Federal Reserve Bank's Term Funding Program of $89.9 million and FHLB fixed-rate advances of $3.9 million.  Borrowings decreased $28.1 million to $93.7 million at December 31, 2023, from $121.9 million at September 30, 2023, and decreased $92.8 million, from $186.5 million at December 31, 2022. The decrease was partially attributable to a shift in funding mix from overnight borrowings to wholesale brokered CDs, as well as liquidity from the Branch Acquisition utilized to pay down borrowings and brokered deposits.

Total stockholders’ equity increased $13.8 million, to $264.5 million at December 31, 2023, from $250.7 million at September 30, 2023, and increased $32.8 million from $231.7 million at December 31, 2022. The increase in stockholders’ equity at December 31, 2023, compared to September 30, 2023, reflects net income of $9.8 million, partially offset by dividends paid of $2.0 million. In addition, stockholders’ equity was positively impacted by unrealized net gains in securities available-for-sale of $12.7 million, net of tax, partially offset by unrealized net losses on interest rate swaps of $6.6 million, net of tax, reflecting changes in market interest rates during the quarter, resulting in a $6.1 million net decrease in accumulated other comprehensive loss. Book value per common share was $34.36 at December 31, 2023, compared to $32.58 at September 30, 2023, and $30.42 at December 31, 2022.

FS Bancorp Q4 Earnings
January 24, 2024

The Bank is considered well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) with a total risk-based capital ratio of 13.4%, a Tier 1 leverage capital ratio of 10.4%, and a common equity Tier 1 (“CET1”) capital ratio of 12.1% at December 31, 2023.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 13.7%, a Tier 1 leverage capital ratio of 9.0%, and a CET1 ratio of 10.5% at December 31, 2023.

Credit Quality

The ACLL totaled to $31.5 million, or 1.30% of gross loans receivable (excluding loans HFS) at December 31, 2023, compared to $30.5 million, or 1.27% of gross loans receivable (excluding loans HFS) at September 30, 2023, and $28.0 million, or 1.26% of gross loans receivable (excluding loans HFS) at December 31, 2022. The $1.0 million increase in the ACLL at December 31, 2023, compared to the prior quarter was primarily due to an increase in total loans and the increase in nonperforming loans. The $3.5 million increase in the ACLL at December 31, 2023, from the prior year, was primarily due to organic loan growth, increases in nonperforming loans, and the addition of loans acquired in the Branch Acquisition. The allowance for credit losses on unfunded loan commitments decreased $266,000 to $1.5 million at December 31, 2023, compared to $1.8 million at September 30, 2023, and decreased $1.0 million from $2.5 million at December 31, 2022. The decrease in allowance for unfunded loan commitments was primarily attributable to a decrease in unfunded construction loan commitments.

Nonperforming loans increased $5.3 million to $11.0 million at December 31, 2023, from $5.6 million at September 30, 2023, and increased $2.3 million from $8.7 million at December 31, 2022. The increase in nonperforming loans at December 31, 2023, from the prior quarter was primarily due to the addition of one nonperforming construction and development loan (owner occupied commercial space) of $4.7 million and an increase in commercial business loans of $569,000.  The increase in nonperforming loans compared to the prior year was primarily due to the one nonperforming construction and development loan of $4.7 million mentioned above and the addition of a commercial real estate loan of $1.1 million, partially offset by a decrease in commercial business loans of $3.7 million primarily attributable to a $3.5 million commercial business loan being upgraded to performing from nonperforming status.

Loans classified as substandard or worse increased $5.7 million to $24.9 million at December 31, 2023, compared to $19.2 million at September 30, 2023, and increased $4.7 million from $20.2 million at December 31, 2022. The increase in substandard loans at December 31, 2023, compared to the prior quarter was primarily attributable to increases of $4.7 million in construction and development loans and $327,000 in commercial real estate loans, and compared to the prior year was primarily due to increases of $4.7 million in construction and development loans and $787,000 in indirect home improvement loans, partially offset by a decrease of $1.5 million in commercial real estate loans. There was no other real estate owned (“OREO”) property at December 31, 2023, and one OREO property (a closed branch at Centralia, Washington) in the amount of $570,000 at both September 30, 2023, and at December 31, 2022.

Operating Results

Net interest income increased $1.2 million to $30.5 million for the three months ended December 31, 2023, from $29.3 million for the three months ended December 31, 2022, primarily as a result of an increase in interest income on loans receivable, including fees. Total interest income for the three months ended December 31, 2023, increased $8.6 million compared to the same period last year, primarily due to an increase of $7.1 million in interest income on loans receivable, including fees, impacted primarily as a result new loans being originated at higher rates and variable rate loans repricing higher following increases in market interest rates. Total interest expense increased $7.5 million to $14.0 million for the three months ended December 31, 2023, compared to the same period last year, primarily as a result of higher market interest rates, higher utilization of borrowings and a shift in deposit mix from transactional accounts to higher cost CDs.

For the year ended December 31, 2023, net interest income increased $19.0 million to $123.3 million, from $104.3 million for the year ended December 31, 2022 for the same reasons described above for the three-month comparison, with an increase in total interest income of $48.5 million and an increase in interest expense of $29.5 million.

FS Bancorp Q4 Earnings
January 24, 2024

NIM decreased 38 basis points to 4.24% for the three months ended December 31, 2023, from 4.62% for the same period in the prior year, and increased two basis points to 4.48% for the year ended December 31, 2023, from 4.46% for the year ended December 31, 2022. The changes in NIM for both the three months and year ended December 31, 2023, compared to the same period in 2022, reflects new loan originations at higher market interest rates, variable rate interest-earning assets repricing higher following increases in market interest rates, offset by the rising cost of deposits and borrowings. The benefit from higher rates and interest earning assets were offset by rising deposit and borrowing costs. Increases in average balances of higher costing CDs and borrowings placed additional pressure on the NIM, which resulted in a decrease for the three months ended December 31, 2023, compared to the same period in 2022.

The average total cost of funds, including noninterest-bearing checking, increased 98 basis points to 2.10% for the three months ended December 31, 2023, from 1.12% for the three months ended December 31, 2022. This increase was predominantly due to the rise in cost for market rates for deposits. The average total cost of funds increased 105 basis points to 1.72% for the year ended December 31, 2023, from 0.67% for the year ended December 31, 2022, also reflecting increases in market interest rates over last year. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three months and year ended December 31, 2023, the provision for credit losses on loans was $1.7 million and $5.8 million, respectively, compared to $1.6 million and $6.2 million, respectively for the three months and year ended December 31, 2022. The provision for credit losses on loans reflects an increase in total loans receivable, an increase in nonperforming loans, and net charge-offs in indirect home improvement and marine loans.

During the three months ended December 31, 2023, net charge-offs totaled $635,000, compared to $564,000 for the same period last year, primarily due to increased net charge-offs of $290,000 in indirect home improvement loans and $5,000 in deposit overdrafts, partially offset by decreases of $214,000 in marine loans and $10,000 in other loans. Net charge-offs totaled $2.2 million during the year ended December 31, 2023, compared to $1.4 million during the year ended December 31, 2022. This increase was primarily due to net charge-off increases of $1.3 million in indirect home improvement loans, partially offset by a net decrease of $395,000 in deposit overdraft charge-offs. Management attributes the increase in net charge-offs over the year primarily to higher balances of indirect consumer loans and volatile economic conditions.

Noninterest income increased $1.8 million, to $5.5 million, for the three months ended December 31, 2023, from $3.7 million for the three months ended December 31, 2022. The increase reflects an $821,000 increase in gain on sale of loans, a $540,000 increase in other noninterest income and a $382,000 increase in service charges and fee income. Noninterest income increased $2.4 million to $20.5 million for the year ended December 31, 2023, from $18.1 million for the year ended December 31, 2022. This increase was primarily the result of a $2.6 million increase in service charges and fee income and a $931,000 increase in other noninterest income, partially offset by a decrease of $1.2 million in gain on sale of loans. The increase in service charges and fee income was primarily due to a reduction in servicing rights amortization as a result of fewer prepayments, and an increase in deposit fee income attributable to deposits acquired in the Branch Acquisition.  The increase in other noninterest income was primarily due to increases in fair value for loans evaluated under the fair value option.

Noninterest expense increased $584,000 to $22.4 million for the three months ended December 31, 2023, from $21.8 million for the three months ended December 31, 2022. The increase in noninterest expense was primarily a result of increases of $807,000 in amortization of core deposit intangible, $368,000 in occupancy, $240,000 in FDIC insurance, $239,000 in operations and $220,000 in salaries and benefits. These increases were partially offset by decreases of $898,000 in acquisition costs and $201,000 in loan costs, and a gain on sale of OREO of $148,000. Noninterest expense increased $14.6 million, to $93.7 million for the year ended December 31, 2023, from $79.2 million for the year ended December 31, 2022. Increases during the year ended December 31, 2023, as compared to the same period last year included $6.0 million in salaries and benefits, $2.8 million in amortization of core deposit intangible, $2.3 million in operations, $1.2 million in occupancy, and $1.2 million in FDIC insurance.  The increases in noninterest expense for both the current quarter and 2023 year end, compared to the same periods the prior year were primarily related to the Branch Acquisition.

FS Bancorp Q4 Earnings
January 24, 2024

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Washington and Oregon through its 27 Bank branches, one headquarters office that produces loans and accepts deposits, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington. The Bank services home mortgage customers throughout the Northwest predominantly in Washington State including the Puget Sound, Tri-Cities and Vancouver home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels; labor shortages, the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the past increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of  continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; increased competitive pressures, changes in the interest rate environment, adverse changes in the securities markets, the Company’s ability to successfully realize the anticipated benefits of the Branch Acquisition, including customer acquisition and retention; the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; challenges arising from expanding into new geographic markets, products, or services; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; volatility in the mortgage industry; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with or furnished to the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2024 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q4 Earnings
January 24, 2024

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	December 31,	September 30,	December 31,	Quarter	Over Year
	2023	2023	2022	% Change	% Change
ASSETS
Cash and due from banks	$17,083	$18,137	$10,525	(6)	62
Interest-bearing deposits at other financial institutions	48,608	62,536	30,912	(22)	57
Total cash and cash equivalents	65,691	80,673	41,437	(19)	59
Certificates of deposit at other financial institutions	24,167	17,636	4,712	37	413
Securities available-for-sale, at fair value	292,933	251,917	229,252	16	28
Securities held-to-maturity, net	8,455	8,455	8,469	—	NM
Loans held for sale, at fair value	25,668	18,636	20,093	38	28
Loans receivable, net	2,401,481	2,375,572	2,190,860	1	10
Accrued interest receivable	14,005	13,925	11,144	1	26
Premises and equipment, net	30,578	30,926	25,119	(1)	22
Operating lease right-of-use	6,627	7,042	6,226	(6)	6
Federal Home Loan Bank stock, at cost	2,114	3,696	10,611	(43)	(80)
Other real estate owned	—	570	570	(100)	(100)
Deferred tax asset, net	6,725	7,424	6,670	(9)	1
Bank owned life insurance (“BOLI”), net	37,719	37,480	36,799	1	3
Servicing rights, held at the lower of cost or fair value	9,090	17,657	18,017	(49)	(50)
Servicing rights held for sale, held at the lower of cost or fair value	8,086	—	—	NM	NM
Goodwill	3,592	3,592	2,312	—	55
Core deposit intangible, net	17,343	18,323	3,369	(5)	415
Other assets	18,395	26,548	17,240	(31)	7
TOTAL ASSETS	$2,972,669	$2,920,072	$2,632,900	2	13
LIABILITIES
Deposits:
Noninterest-bearing accounts	$670,831	$670,158	$554,174	NM	21
Interest-bearing accounts	1,851,492	1,784,286	1,573,567	4	18
Total deposits	2,522,323	2,454,444	2,127,741	3	19
Borrowings	93,746	121,895	186,528	(23)	(50)
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(473)	(489)	(539)	(3)	(12)
Total subordinated notes less unamortized debt issuance costs	49,527	49,511	49,461	NM	NM
Operating lease liability	6,848	7,269	6,474	(6)	6
Other liabilities	35,737	36,288	30,999	(2)	15
Total liabilities	2,708,181	2,669,407	2,401,203	1	13
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 7,800,545 shares issued and outstanding at December 31, 2023, 7,796,095 at September 30, 2023, and 7,736,185 at December 31, 2022	78	78	77	—	1
Additional paid-in capital	57,362	57,464	55,187	NM	4
Retained earnings	230,354	222,532	202,065	4	14
Accumulated other comprehensive loss, net of tax	(23,306)	(29,409)	(25,632)	(21)	(9)
Total stockholders’ equity	264,488	250,665	231,697	6	14
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,972,669	$2,920,072	$2,632,900	2	13

FS Bancorp Q4 Earnings
January 24, 2024

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	December 31,	September 30,	December 31,	Over Qtr	Over Year
	2023	2023	2022	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$40,863	$39,874	$33,763	2	21
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	3,580	3,396	2,056	5	74
Total interest and dividend income	44,443	43,270	35,819	3	24
INTEREST EXPENSE
Deposits	12,055	10,462	3,982	15	203
Borrowings	1,447	1,689	2,049	(14)	(29)
Subordinated notes	486	485	486	—	—
Total interest expense	13,988	12,636	6,517	11	115
NET INTEREST INCOME	30,455	30,634	29,302	(1)	4
PROVISION FOR CREDIT LOSSES	1,402	548	1,585	156	(12)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	29,053	30,086	27,717	(3)	5
NONINTEREST INCOME
Service charges and fee income	2,786	2,882	2,404	(3)	16
Gain on sale of loans	1,413	1,875	592	(25)	139
Earnings on cash surrender value of BOLI	239	233	222	3	8
Other noninterest income	1,018	(8)	478	NM	113
Total noninterest income	5,456	4,982	3,696	10	48
NONINTEREST EXPENSE
Salaries and benefits	12,742	13,503	12,522	(6)	2
Operations	3,326	3,409	3,087	(2)	8
Occupancy	1,708	1,588	1,340	8	27
Data processing	1,760	1,841	1,699	(4)	4
Gain on sale of OREO	(148)	—	—	NM	NM
Loan costs	497	564	698	(12)	(29)
Professional and board fees	583	666	767	(12)	(24)
Federal Deposit Insurance Corporation (“FDIC”) insurance	660	561	420	18	57
Marketing and advertising	277	452	245	(39)	13
Acquisition costs	—	—	898	—	(100)
Amortization of core deposit intangible	980	1,002	173	(2)	466
Impairment of servicing rights	48	—	—	NM	NM
Total noninterest expense	22,433	23,586	21,849	(5)	3
INCOME BEFORE PROVISION FOR INCOME TAXES	12,076	11,482	9,564	5	26
PROVISION FOR INCOME TAXES	2,304	2,529	1,942	(9)	19
NET INCOME	$9,772	$8,953	$7,622	9	28
Basic earnings per share	$1.25	$1.15	$0.98	9	28
Diluted earnings per share	$1.23	$1.13	$0.97	9	27

FS Bancorp Q4 Earnings
January 24, 2024

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Year Ended		Year
	December 31,	December 31,	Over Year
	2023	2022	% Change
INTEREST INCOME
Loans receivable, including fees	$154,945	$111,648	39
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	12,247	7,046	74
Total interest and dividend income	167,192	118,694	41
INTEREST EXPENSE
Deposits	36,751	9,420	290
Borrowings	5,196	3,052	70
Subordinated note	1,942	1,942	—
Total interest expense	43,889	14,414	204
NET INTEREST INCOME	123,303	104,280	18
PROVISION FOR CREDIT LOSSES	4,774	6,217	(23)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	118,529	98,063	21
NONINTEREST INCOME
Service charges and fee income	11,138	8,525	31
Gain on sale of loans	6,711	7,917	(15)
Earnings on cash surrender value of BOLI	920	876	5
Other noninterest income	1,721	790	118
Total noninterest income	20,490	18,108	13
NONINTEREST EXPENSE
Salaries and benefits	53,622	47,632	13
Operations	13,070	10,743	22
Occupancy	6,378	5,165	23
Data processing	6,852	6,062	13
Gain on sale of OREO	(148)	—	NM
Loan costs	2,574	2,718	(5)
Professional and board fees	2,584	3,154	(18)
FDIC insurance	2,392	1,224	95
Marketing and advertising	1,349	897	50
Acquisition costs	1,562	898	74
Amortization of core deposit intangible	3,464	691	401
Impairment (recovery) of servicing rights	48	(1)	(4,900)
Total noninterest expense	93,747	79,183	18
INCOME BEFORE PROVISION FOR INCOME TAXES	45,272	36,988	22
PROVISION FOR INCOME TAXES	9,219	7,339	26
NET INCOME	$36,053	$29,649	22
Basic earnings per share	$4.63	$3.75	23
Diluted earnings per share	$4.56	$3.70	23

FS Bancorp Q4 Earnings
January 24, 2024

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	For the Three Months Ended
	December 31,	September 30,	December 31,
PERFORMANCE RATIOS:	2023	2023	2022
Return on assets (ratio of net income to average total assets) (1)	1.32%	1.22%	1.17%
Return on equity (ratio of net income to average equity) (1)	15.01	13.81	13.32
Yield on average interest-earning assets (1)	6.19	6.13	5.65
Average total cost of funds (1)	2.10	1.92	1.12
Interest rate spread information – average during period	4.09	4.21	4.53
Net interest margin (1)	4.24	4.34	4.62
Operating expense to average total assets (1)	3.02	3.23	3.36
Average interest-earning assets to average interest-bearing liabilities (1)	143.45	145.14	142.94
Efficiency ratio (2)	62.47	66.22	66.21
Common equity ratio (ratio of stockholders' equity to total assets)	8.90	8.58	8.80
Tangible common equity ratio (3)	8.25	7.89	8.60

	For the Year Ended
	December 31,	December 31,
PERFORMANCE RATIOS:	2023	2022
Return on assets (ratio of net income to average total assets)	1.27%	1.18%
Return on equity (ratio of net income to average equity)	14.36	12.71
Yield on average interest-earning assets	6.07	5.07
Average total cost of funds	1.72	0.67
Interest rate spread information - average during period	4.36	4.40
Net interest margin	4.48	4.46
Operating expense to average total assets	3.30	3.15
Average interest-earning assets to average interest-bearing liabilities	145.50	149.09
Efficiency ratio (2)	65.20	64.70

	December 31,	September 30,	December 31,
ASSET QUALITY RATIOS AND DATA:	2023	2023	2022
Nonperforming assets to total assets at end of period (4)	0.37%	0.21%	0.35%
Nonperforming loans to total gross loans (excluding loans held for sale) (5)	0.45	0.23	0.39
Allowance for credit losses - loans to nonperforming loans (5)	288.11	493.46	303.50
Allowance for credit losses - loans to gross loans receivable (excluding loans held for sale)	1.30	1.27	1.26

	At or For the Three Months Ended
	December 31,		September 30,		December 31,
PER COMMON SHARE DATA:	2023		2023		2022
Basic earnings per share	$1.25		$1.15		$0.98
Diluted earnings per share	$1.23		$1.13		$0.97
Weighted average basic shares outstanding	7,696,429		7,667,981		7,597,260
Weighted average diluted shares outstanding	7,795,383		7,780,430		7,712,498
Common shares outstanding at end of period	7,698,401	(6)	7,693,951	(7)	7,617,655	(8)
Book value per share using common shares outstanding	$34.36		$32.58		$30.42
Tangible book value per share using common shares outstanding (9)	$31.64		$29.73		$29.67

 ____________________________

(1)	Annualized.

FS Bancorp Q4 Earnings
January 24, 2024

(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Tangible common equity ratio excludes intangible assets. This ratio represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(5)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.
(6)	Common shares were calculated using shares outstanding of 7,800,545 at December 31, 2023, less 102,144 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 7,796,095 at September 30, 2023, less 102,144 unvested restricted stock shares.
(8)	Common shares were calculated using shares outstanding of 7,736,185 at December 31, 2022, less 118,530 unvested restricted stock shares.
(9)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,		QTR Over QTR	Year Over Year
Average Balances	2023	2022	2023	2022	$ Change	$ Change
Assets
Loans receivable (1)	$2,448,946	$2,194,173	$2,384,577	$2,014,017	$254,773	$370,560
Securities available-for-sale, at fair value	321,735	274,255	288,152	278,099	47,480	10,053
Securities held-to-maturity	8,500	8,500	8,500	8,084	-	416
Interest-bearing deposits and certificates of deposit at other financial institutions	66,769	11,729	67,063	7,231	55,040	59,832
FHLB stock, at cost	3,403	26,706	4,740	32,689	(23,303)	(27,949)
Total interest-earning assets	2,849,353	2,515,363	2,753,032	2,340,120	333,990	412,912
Noninterest-earning assets	94,012	96,379	90,216	95,574	(2,367)	(5,358)
Total assets	$2,943,365	$2,611,742	$2,843,248	$2,435,694	$331,623	$407,554
Liabilities
Interest-bearing accounts	$1,817,369	$1,495,841	$1,732,342	$1,417,561	$321,528	$314,781
Borrowings	119,451	214,488	110,328	102,571	(95,037)	7,757
Subordinated notes	49,517	49,450	49,492	49,425	67	67
Total interest-bearing liabilities	1,986,337	1,759,779	1,892,162	1,569,557	226,558	322,605
Noninterest-bearing accounts	659,080	555,622	662,998	579,968	103,458	83,030
Other noninterest-bearing liabilities	39,651	33,775	36,992	31,955	5,876	5,037
Total liabilities	$2,685,068	$2,349,176	$2,592,152	$2,181,480	$335,892	$410,672

 ____________________________

(1) Includes loans HFS.

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release presents non-GAAP financial measures that include tangible book value per share and tangible common equity ratio.  Management believes that providing the Company’s tangible book value per share and tangible common equity ratio is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and facilitates comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.  Where applicable, the Company has also presented comparable GAAP information.

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP.  These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FS Bancorp Q4 Earnings
January 24, 2024

Reconciliation of the GAAP book value per share and common equity ratio and the non-GAAP tangible book value per share and tangible common equity ratio is presented below.

(Dollars in thousands, except share and per share amounts)	December 31,	September 30,	December 31,
Tangible Book Value Per Share:	2023	2023	2022
Stockholders' equity (GAAP)	$264,488	$250,665	$231,697
Less: goodwill and core deposit intangible, net	(20,935)	(21,915)	(5,681)
Tangible common stockholders' equity (non-GAAP)	$243,553	$228,750	$226,016

Common shares outstanding at end of period	7,698,401	7,693,951	7,617,655

Book value per share (GAAP)	$34.36	$32.58	$30.42
Tangible book value per share (non-GAAP)	$31.64	$29.73	$29.67

Tangible Common Equity Ratio:
Total assets (GAAP)	$2,972,669	$2,920,072	$2,632,898
Less: goodwill and core deposit intangible assets	(20,935)	(21,915)	(5,681)
Tangible assets (non-GAAP)	$2,951,734	$2,898,157	$2,627,217

Common equity ratio (GAAP)	8.90%	8.58%	8.80
Tangible common equity ratio (non-GAAP)	8.25	7.89	8.60

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com